Exhibit 19 Insider Trading Policy
Purpose
This Policy provides guidelines and restrictions for directors, officers and employees of Old National Bancorp and its subsidiaries (collectively, “Old National” or the “Company”) with respect to purchasing, selling and completing other transactions in Old National securities (including common stock, preferred stock, depositary shares, debt securities and any other security, such as an option, warrant or right, that is derivative of or convertible into Old National securities). as well as pre-clearance and reporting of transactions in Old National securities.

In addition, this Policy applies to employees of the Company who receive or have access to Material Nonpublic Information (as defined below) relating to Old National for so long as the information that he or she possesses has not been publicly disclosed by Old National.
Applicability and Scope
This Policy applies to each director, officer and employee of the Company as well as their family members who reside with them (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in their household, as well as any family members who do not live in their household but whose transactions in Company securities are directed by the director, officer or employee or are subject to their influence or control, such as parents or children who consult with a director or officer before they trade in Company securities (collectively referred to as “Family Members”).

Each director, officer and employee is responsible for the transactions of their Family Members and therefore should make their Family Members aware of the need to confer with them before a Family Member trades in Company securities.

This Policy also applies to any entities that a director, officer or employee influences or controls, including any corporations, partnerships, limited liability companies or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for such director, officer or employee’s own account.

This Policy does not, however, apply to securities transactions of directors, officers, employees or Family Members where the purchase or sale decision is made by an independent third party (e.g., a mutual fund) not controlled or influenced by, or related to, a director, officer, employee or Family Member.

This Policy continues to apply to transactions in Old National securities even after a director’s service, or an employee’s employment, with the Company ends to the extent that a director or

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employee is in possession of Material Nonpublic Information or is subject to the filing requirements of Form 144 with the Securities and Exchange Commission (“SEC”). If a director, officer or employee is in possession of Material Nonpublic Information when their director service or employment ends, he or she may not trade in the Company’s securities until that information has become public or is no longer material.

In addition to the general rules applicable to all directors, officers and employees of the Company under this Policy, certain individuals designated as Reporting Persons (as defined below) are subject to heightened trading, pre-clearance and reporting requirements, as described more fully in this Policy.
General Policy
(1)    No director, officer or employee of the Company may, directly or indirectly, trade in (e.g., purchase or sell) Old National securities while he or she is aware of Material Nonpublic Information about the Company and until two (2) full trading days have elapsed after the public disclosure of the Material Nonpublic Information by the Company.

(2)    No director, officer or employee who knows of any Material Nonpublic Information about the Company may communicate that information (“tip”) to any other person, including friends and Family Members, or otherwise disclose such information without the Company’s authorization.

(3)    No director, officer of employee who learns of Material Nonpublic Information about a company with which Old National does business (including a client, customer, vendor or supplier) or about a possible acquisition candidate may trade in that company’s securities until the information becomes public or is no longer material.

In addition, members of the Company’s Board of Directors and Executive Leadership Team, along with any Section 16 officer who is not an Executive Leadership Team member, may not trade in Old National securities without submitting a Pre-Clearance Authorization Request Form to the Company’s Chief Legal Officer at least two (2) trading days in advance of a proposed transaction. Only once the form has been approved may a trade be executed. Those individuals who have been designated as Reporting Persons must provide the Chief Legal Officer with detailed trade information immediately following execution of the trade so that appropriate forms (a Form 4 or 5) can be timely filed with the SEC to report the transaction. See “Section 16 Rules” below for additional information.
Definition of Material Nonpublic Information
It is not possible to define all categories of material nonpublic information concerning Old National. However, information should be treated as “Material Nonpublic Information” if:

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•there is a reasonable likelihood that the information would be considered important to a reasonable investor in making an investment decision with respect to the purchasing, selling or continued holding of Old National securities; and

•the information has not been broadly disseminated to the public (e.g., through a press release or a filing with the SEC).

In all cases in which a director, officer or employee of the Company is not certain that information in his or her possession may be Material Nonpublic Information, he or she should exercise caution and treat the information as if it is Material Nonpublic Information, or should contact the Company’s Chief Legal Officer. There are, however, general categories of information that are almost always considered material prior to public disclosure, depending on the circumstances. Examples of these types of information include:
(a)Old National financial results;
(b)projections or estimates of future financial condition or results;
(c)changes in dividends;
(d)stock splits;
(e)merger or acquisition transactions;
(f)public offerings or private sales of debt or equity securities;
(g)calls, redemptions or repurchases of the Company’s securities;
(h)changes in directors or senior management;
(i)strategies or material organizational plans;
(j)significant corporate transactions;
(k)regulatory examinations or actions;
(l)developments regarding significant litigation; and
(m)significant events, incidents or investigations.
Exceptions to Insider Trading Policy
This Policy does not apply in the case of the following transactions, except as specifically noted:

(1)Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock acquired pursuant the Company’s plans, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any sale of vested restricted stock.

(2)Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock subject to an

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option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other sale for the purpose of generating the cash needed to pay the exercise price of an option.

(3)Employee Stock Purchase Plan. This Policy does not apply to purchases of Company securities in the Employee Stock Purchase Plan resulting from your periodic contribution of money to the plan pursuant to your election under the plan. This Policy also does not apply to purchases of Company securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to your election to participate in the plan.

(4)Dividend Reinvestment Plan. This Policy does not apply to purchases of Company securities under the Company’s dividend reinvestment plan resulting from your reinvestment of dividends paid on Company securities. This Policy does apply, however, to voluntary purchases of Company securities resulting from additional contributions you choose to make under the dividend reinvestment plan, and to your election to participate in the plan or increase your level of participation in the plan. This Policy also applies to your sale of any Company securities held in your account under the dividend reinvestment plan.
Blackout Periods
From time to time, the Company will declare a blackout period for Old National directors, executive officers and certain employees engaged in, or having knowledge of, such events or activities. The following are examples of blackout periods that may be declared by the Company:

(1)Quarterly Blackout Periods. Directors, executive officers and certain other employees designated by management who have access to the Company’s financial information as quarterly financial statements are being prepared (“Designated Individuals”) are prohibited from purchasing or selling Old National securities during the period beginning on the 15th day of the third month of each quarter and ending two full trading days following the release of the Company’s earnings to the public.

The list of Designated Individuals is maintained by the Chief Legal Officer, is developed with input from management and is updated from time to time. The list generally covers individuals who are likely

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to be in possession of material information regarding the Company’s financial and operational results for the covered quarter before these results have been released publicly.

(2)Interim Guidance and Event-Specific Blackout Periods. From time to time, Material Nonpublic Information regarding Old National may be pending, such as interim earnings guidance or entry into discussions regarding a material merger or other transaction. Prior to public disclosure of the Material Nonpublic Information, Old National may impose a special blackout period during which Designated Individuals will be prohibited from purchasing or selling Old National securities.

Blackout periods may be extended if circumstances warrant, at the discretion of the Company’s Chief Executive Officer, Chief Financial Officer and/or Chief Legal Officer. The Chief Legal Officer or his designee will notify (either verbally, by e-mail or by other appropriate means) all Designated Individuals who are subject to a blackout period each time that a blackout period begins and ends.
Exceptions to Purchase and Sales During Blackout Periods
There are certain circumstances that arise in which Designated Individuals may transact purchases or sales of Old National securities during a blackout period (all of which should be pre-cleared with the Company’s Chief Legal Officer other than purchases of common stock under the Company’s Dividend Reinvestment Plan and Employee Stock Purchase Plan), including:

•Regular preauthorized reinvestment of dividends into common stock under the Company’s Dividend Reinvestment Plan;

•Purchases of Company securities under the Employee Stock Purchase Plan resulting from periodic contributions of money to the plan pursuant to an election made at the time of enrollment in the plan;
•Certain bona fide gifts of Company securities to Family Members or charities;
•Transfers by will or the laws of descent and distribution or transfers pursuant to a domestic relations order;

•Transfers of Company securities to a spouse or an entity that does not involve a change in the beneficial ownership of the securities (for example, a transfer of Old National securities into or from a trust for which you are the sole beneficiary during your lifetime); and

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•Purchases and sales that are made in accordance with a pre-existing, written plan or arrangement that complies with Rule 10b5-1 of the Securities Exchange Act of 1934 and is approved in advance by our Chief Legal Officer.

In addition to the above purchases and sales, there also may be certain circumstances that arise from time to time in which a Designated Individual may, upon prior approval of our Chief Legal Officer, purchase or sell Company securities during a blackout period.
Additional Prohibitions and Limitations
This Policy also prohibits the following transactions:

(1)    Short Sales. Short sales of Old National’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller's incentive to improve the Company's performance. For these reasons, you may not engage in short sales of the Company's securities. (In addition, Section 16(c) of the Securities Exchange Act of 1934 prohibits directors and officers from engaging in short sales of Old National securities.)

(2)    Certain Derivative Securities. You may not engage in transactions in puts, calls or other derivative securities based on the Company's securities, on an exchange or in any other organized market.

(3)    Hedging Transactions. Certain forms of hedging or monetization transactions, such as forward sale contracts, allow a stockholder to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the holder to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the owner may no longer have the same objectives as the Company's other shareholders. Therefore, you may not engage in any such transactions.

(4)    Margin Accounts and Pledges. Securities purchased on margin may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities held in an account which may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold if the borrower defaults on the loan. A margin sale or a sale to satisfy a pledge may occur at a time when the person who pledged the securities is aware of Material Nonpublic Information or otherwise is not permitted to

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trade in Company securities. Therefore, subject to the exception set forth below, you may not purchase Company securities on margin, or borrow against any account in which Company securities are held, or pledge Company securities as collateral for a loan.

An exception to the prohibition against pledges may be granted where a person wishes to pledge Company securities as collateral for a loan and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the Chief Legal Officer at least two weeks prior to the execution of the documents evidencing the proposed pledge.

(5)    Benefit Plan Investment Elections. Any investment election that you make with regard to any of the Company’s benefit plans that may cause a purchase or sale of the Company’s securities is prohibited by this Policy at any time you are subject to a blackout period or in possession of Material Nonpublic Information.

This includes investment elections made under the Old National Bancorp Employee Stock Ownership and Savings Plan, Old National Bancorp Directors Deferred Compensation Plan, Old National Bancorp Executive Deferred Compensation Plan, First Midwest Bancorp, Inc. Savings and Profit Sharing Plan, First Midwest Bancorp, Inc. Nonqualified Retirement Plan, First Midwest Bancorp, Inc. Nonqualified Deferred Compensation Plan for Nonemployee Directors and/or First Midwest Bancorp, Inc. Stock Option Gain Deferral Plan regarding (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund, (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) an election to borrow against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance, and (d) your election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
Violations of Insider Trading Policy
The ultimate responsibility for complying with this Policy and applicable laws and regulations rests with you. You should use your best judgment and consult with your legal and financial advisors, or with the Company’s Chief Legal Officer, as needed. Any violation of this Policy is

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grounds for termination by the Company at any time, whether or not your failure to comply with this Policy results in a violation of law.
Section 16 Rules
The SEC has adopted special rules that apply to directors, certain executive officers who are designated as Section 16 Officers and persons who directly or indirectly own ten percent (10%) or more of any class of any equity security of a public company (collectively, “Reporting Persons”). These rules are contained in Section 16 of the Securities Exchange Act of 1934 and generally center on the following two rules:

(1)Public Reporting of Transactions. Reporting Persons must file public reports disclosing transactions and holdings by them involving the equity securities of a public company (e.g., Forms 4, 5 or 144).

(2)Short Swing Profit Recapture. A public company may recover any profit realized by a Reporting Person in a short-swing transaction. A short-swing transaction is defined as any non-exempt purchase and sale, or sale and purchase, of equity securities of a public company within six (6) months of each other.

Decisions regarding who is a Reporting Person will be made each year by the Board of Directors based on a recommendation from management, or as may be determined by the Chief Executive Officer or Chief Legal Officer. The Chief Legal Officer will notify each officer who is a Reporting Person.

With respect to a trading plan under Rule 10b5-1, such a plan may not be implemented without prior clearance from our Chief Legal Officer. Once a trading plan is pre-cleared, trades made pursuant to the plan will not require additional pre-clearance, but only if the plan specifies the dates, prices and amounts of the contemplated trades or establishes a formula for determining dates, prices and amounts.
Questions/Assistance
Please contact our Chief Legal Officer, Nick Chulos, at (773) 765-7499 or at nick.chulos@oldnational.com if you have any questions or require assistance regarding this Policy.

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